UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2015

One Clean Planet, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-161240	26-4711535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

112 North Curry Street - Carson City - Nevada 89703-4934

(Address of Principal Executive Offices) (Zip Code)

(345) 938-5360

(Registrant's telephone number, including area code)

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)	In a Consent to Action in Lieu of a General Meeting of the Shareholders, the following directors have been re-elected: Lawrence Chan, Carl Maybin, Richard Dryer and Richard Specht.

(b)	Effective immediately, the Company terminated the services of Albert Auckett as President and Bret Waterson as the CTO.

Item 1.02 Termination of a Material Definitive Agreement

The Board of Directors is conducting a review of the Material Definitive Agreement (“MDA”) between the Issuer and Txtpay/Kashin New Zealand as to the validity and the compliance of the terms of such MDA by Txtpay/Kashin New Zealand and its principles.

Management believes there were misrepresentations made by the principles of Txtpay/Kashin New Zealand, therefore the value of the New Zealand division is not confirmed.

As a result, Management will not be issuing 10,000,000 post consolidation shares to Txtpay/Kashin New Zealand.

The post consolidated total outstanding will be 10,014,737 shares.

The Company will be focusing on the implementation of completed agreements with One Clean Planet, Inc. / Kashin USA, Inc.

Kashin USA has developed a more robust platform that more fully supports the Cross Border transactions. We accept originating transactions from any mobile phone anywhere around the world that enables Kashin USA to support the transaction volumes consistent with the traffic of Tier One Telecom Carriers globally.

After review with our US legal counsel Kashin USA has designed a more secure and legally compliant platform solution than was in use in New Zealand to ensure we fully comply with FINCEN regulations.

Our Kashin USA platform includes Kashin blackbox which is being deployed on Amazon AWS supported on three continents offering a Tier One Telecom Carrier-type redundancy.  The New Zealand Platform would have acted as a secondary and would serve more localised traffic and offered redundancy.

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In addition, the following agreements have been signed by Kashin USA over the past 90 days.

1.

Small World FS www.smallworldfs.com - signed a strategic agreement with Kashin USA and has processed £10bn in transactions since launching in 2006. The London-headquartered fintech business now operates the third largest payout network in the world, with a global payout network of over 250,000 locations in 188 countries outlets for Kashin USA customers to Send cash or Receive Cash sent through Remittances.

2.

TransferTo www.transfer-to.com- Agreement signed with Kashin USA to provide access to over 486 Carriers for Airtime Transfer in over 120 countries and reaching over 3.2 billion pre-paid mobile phone users.

3.

Marley Coffee USA, Jammin Java Corp. www.marleycoffee.com, doing business as Marley Coffee®, trading symbol JAMN, is a United States-based company that provides sustainably grown, ethically-farmed and artisan roasted gourmet coffee through multiple United States and international distribution channels. U.S. and international grocery retail channels have become the Company's largest revenue channels, followed by online retail, office coffee services (referred to herein as OCS), food service outlets and licensing and is enabling their machines to accept transactions via Kashin USA’s Wallet platform.

4.

Signed a strategic agreement with CTI Philippines, Communigate Technologies Ltd. (CTL) is a 100% owned subsidiary of CTI based in Hong Kong and was established primarily to handle CTI's international business the agreement connecting Kashin USA’s Mobile platform to the top three carriers in the Philippines, which are SMART, Globe and Sun through CTI’s existing and dominant infrastructure.

5.	Signed a partner agreement license with Kashin Latin America run by long time banking executive Juan Fondevila.

6.

AVT https://www.linkedin.com/company/avt-inc-avtc-, AVT is a publicly traded company, ticker: AVTC. Kashin USA and AVT have agreed to implement Kashin’s Mobile Wallet Solution enabling machines to be paid directly via mobile phones. AVT is a leader in technology-driven, customized self-service solutions. From kiosks and custom vending systems, to automated product storage and sales, AVT's proprietary and patented technologies power an impressive portfolio of products and services. AVT has won numerous awards for their creative vending designs, and is credited with being one of the prime innovators in the automated retailing and vending industries.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

One Clean Planet, Inc.

Date: June 24, 2015	By:	/s/ Carl Maybin II
Carl Maybin II
Chief Executive Officer / Director

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